SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[X]

Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X ]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

VALIC COMPANY I

(Name of Registrant as Specified in Its Charter)

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VALIC Growth Fund Proxy Rebuttals

SH states ......	Response
I don’t know how to vote.	Management is recommending shareholders vote for the proposal. I’d be happy to go over the proposals and answer any questions you may have.
My spouse takes care of this.

I understand. Are you authorizing your < husband / wife / spouse > to vote on your behalf?

(If yes): Are they available to speak with me?

(If spouse is unavailable): Your vote is very important to the fund, as your wife/husband is unavailable, I would be more than happy to assist you with voting by reviewing the proposal. This would only take a brief moment of your time.

(If spouse is not authorized): Your vote is very important to the fund. As I am only able to take a vote from an authorized party, I would be more than happy to assist you with voting by reviewing the proposal. This would only take a brief moment of your time.

My broker takes care of this.

I understand that your Broker may help you choose your investments, however the proposal for this proxy requires a direct vote from the shareholder and cannot be voted by your Broker. I can go over the proposal quickly for you now if you wish.

I sold my shares / I no longer own those shares.

I understand. However, you were a shareholder as of the record date and therefore you are the only person who can vote those shares. As a courtesy to the remaining shareholders, would you like to vote along with the Board’s recommendations?

Is there strong opposition to the Board’s recommendation/How many votes do you need?

Unfortunately, I do not have that information. What I can tell you is that not enough votes have been received to hold the meeting and that every vote is important at this point. Would you like to vote along with the Board’s recommendations?

CFS Rebuttals – Voting Campaigns	p. 1 of 2

I already voted.

NO votes recorded in Proxy:

Thank you for voting. Our records indicate that your vote has not yet been updated in our system. I can record your vote for you now and send you a printed confirmation that your vote has been recorded. How would you like me to record your vote?

SOME BUT NOT ALL investments are voted:

- Ask for the vote on the investments that are NOT voted using the call flow.

- Disposition the investments that are not voted as appropriate to the call.

- Do NOT disposition the investments that are already voted.

CFS Rebuttals – Voting Campaigns	p. 2 of 2